Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Total System Services, Inc.

We consent to the use of our reports dated February 28, 2008, with respect to the consolidated balance sheets of Total System Services, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, cash flows, and shareholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes- an Interpretation of FASB Statement No. 109, the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.

/s/KPMG LLP

Atlanta, Georgia

November 24, 2008